PRESS RELEASE


CONTACT:  Norine Lyons                  FOR IMMEDIATE RELEASE
          (703) 876-3190                February 20, 1998


        FEDERAL COURT AWARDS A NET $1.2 BILLION PLUS INTEREST
             TO GENERAL DYNAMICS AND BOEING IN A-12 SUIT

FALLS CHURCH, VA - General Dynamics (NYSE: GD) confirmed today that the Court of Federal Claims has awarded General Dynamics and The Boeing Company, net of amounts already paid, $1.2 billion in damages stemming from the Pentagon's improper default termination in 1991 of the contract to build the A-12 attack aircraft for the U.S. Navy. In addition to the $1.2 billion for costs spent in performance of that contract, today's ruling also entitles the contractors to interest costs, now calculated at $538 million.
     Boeing acquired McDonnell Douglas in 1997; McDonnell Douglas was General Dynamics' teammate on the A-12 program.
     General Dynamics Chairman and CEO Nicholas D. Chabraja said, "We were confident from the beginning that when all the facts in this extraordinarily complicated case were known, we would prevail. However, there are no real winners in this case, which has been one of the most regrettable events in the history of the U.S. defense industry. Today's ruling will only partially offset our loss on this program, which we recorded in 1990. "
     The Navy had awarded the A-12 contract to the General Dynamics-McDonnell Douglas team in January 1988. In October 1990, after almost three years of work by the contractors to overcome numerous challenges associated with advanced stealth technologies, the design of the A-12 was formally accepted by the Navy at the conclusion of the Critical Design Review. The Navy's design review chairman
stated that the performance of the aircraft was   fully
satisfactory, and, indeed, ".outstanding in most areas."
     Further, in a briefing to the acting Undersecretary of Defense for Acquisition on January 3, 1991, the Navy's A-12 program manager stated that the A-12 met operational requirements, and reaffirmed that the Navy wanted the aircraft. Despite the Navy's ongoing confidence in the program, the Undersecretary announced on January 6, 1991, that DoD would no longer provide funding or support for the program. As a result, the A-12 contract was terminated for default the following day. Accordingly, the government demanded that the contractors return more than $1.3 billion already spent on the A-12, and forced them to bear more than $1 billion in additional unreimbursed expenses.
     On June 7, 1991, General Dynamics and McDonnell Douglas filed a 19-count complaint in the U.S. Court of Federal Claims, claiming that the termination for default was illegal. Over the course of four trials in seven years, the contractors' claim has been vindicated.
     In December 1994, the court ruled that the government had acted improperly when it terminated the A-12 for contractor default. However, the court did not immediately convert the contract to a termination for convenience. Instead, the judge agreed to the government's request for an opportunity to prove at trial that the contractors' performance was so egregious that ".conversion to termination for convenience would create an unconscionable windfall." Following three weeks of trial on that issue in December 1995, Judge Robert H. Hodges, Jr., found that there had been an ".utter failure of proof in the central theory of its [the government's] case." In his ruling, Judge Hodges stated, "No credible evidence in the record permits us to infer any support whatsoever for defendant's case."
     In an April 1996 opinion, the court further concluded: "The A-12 contract was not terminated because of contractor default. The contract was terminated because the Office of Secretary of Defense withdrew support and funding from the A-12. Prior to that, the Navy did not believe that the contractors' performance justified termination for default."
     In August 1997, the parties concluded litigation on those contractor costs which would be reimbursed by the government.
     "Should the government elect to appeal today's decision, we are confident that we would prevail," said Edward C. Bruntrager, General
Dynamics vice president and general counsel.   "But in the meantime,
taxpayer-funded interest is continuing to accrue to the contractors at more than $200,000 per day."
     General Dynamics, headquartered in Falls Church, Virginia, provides sophisticated defense systems to the U.S. and its allies. The company's aircraft business, General Dynamics Fort Worth Division in Texas, was sold to Lockheed Corporation in 1993 and is today a unit of Lockheed Martin Corporation.
     General Dynamics employs approximately 30,000 people and has annualized sales of approximately $5 billion.






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